UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 11, 2015 (May 8, 2015)
MEDIA GENERAL, INC.
(Exact name of registrant as specified in its charter)

Commonwealth of Virginia	1-6383	46-5188184
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 E. Franklin St., Richmond, VA		23219
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(804) 887-5000
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 8, 2015, the MGOC, Inc. and LIN Television Corporation subsidiaries (together, the “Borrowers”) of Media General, Inc. (the “Company”) entered into an Amendment No. 5 to Credit Agreement (“Amendment No. 5”), with Royal Bank of Canada (“RBC”), as Administrative Agent, and the other lenders and parties thereto. The Borrowers’ existing senior secured credit facility will be amended to permit usage of the $100 million ‘Available Amount’ starter basket for restricted payments (including share repurchases) without regard to any leverage test, and the 5.00x total net leverage test for usage of other ‘Available Amount’ baskets will be changed to a 3.50x senior secured net leverage test. Also, Amendment No. 5: (i) will require that net cash proceeds, as and when received by the Company from the qualified intermediary relating to the prior sale of television station WJAR-TV, be used to the extent necessary to prepay revolving loans outstanding (if any) at the time of receipt, (ii) will require that ‘Excess Cash Flow’ not be reduced by the amount of any restricted payments made after the Amendment No. 5 effective date and prior to the Company’s receipt of the WJAR-TV net cash proceeds and (iii) will include certain other implementing mechanics.

The description of Amendment No. 5 above does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment No. 5, which is attached as Exhibit 10.1 to this Form 8-K and incorporated in this Item 1.01 by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 above regarding Amendment No. 5 is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

d)                 Exhibits

10.1

Amendment No. 5 to Credit Agreement dated as of May 8, 2015, among MGOC, Inc, LIN Television Corporation., Royal Bank of Canada, as Administrative Agent, and other revolving lenders and parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIA GENERAL, INC.
(Registrant)

Date: May 11, 2015
/s/ James F. Woodward
James F. Woodward
Senior Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1

Amendment No. 5 to Credit Agreement dated as of May 8, 2015, among MGOC, Inc, LIN Television Corporation., Royal Bank of Canada, as Administrative Agent, and other revolving lenders and parties thereto.